UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): March 13, 2019

e.l.f. Beauty, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37873	46-4464131
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

570 10th Street
Oakland, CA 94607
(Address of principal executive offices)

(510) 778-7787
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 13, 2019, William E. McGlashan, Jr. resigned from the Board of Directors (the “Board”) of e.l.f. Beauty, Inc. (the “Company”), effective immediately. Mr. McGlashan’s resignation was not the result of any disagreement with the Company on any matter related to its operations, policies, or practices.
On March 14, 2019, the Board appointed Stephen A. Ellis to the Board as a Class III director, with an initial term expiring at the Company’s 2019 annual meeting of stockholders. Mr. Ellis is expected to stand for election to the Board at the 2019 annual meeting of stockholders. The Board also appointed Mr. Ellis to the Compensation Committee of the Board, effective immediately. Mr. Ellis will serve as the chair of the Compensation Committee.
Mr. Ellis, 56, is a Managing Partner of TPG Growth, the $13 billion growth equity and middle market buyout platform of the global alternative asset firm TPG Capital, and The Rise Fund, a global impact investing fund with $2.1 billion under management. Prior to joining TPG in 2015, Mr. Ellis served as CEO of Asurion, the world's leading provider of technology protection services, from 2012 to 2015. Before joining Asurion, Mr. Ellis served as CEO of Bain & Company from 2005 to 2012. Prior to becoming CEO, he was the Managing Partner for Bain's West Coast offices and played several key leadership roles in Bain’s global Technology, Media and Telecom and Private Equity practices. Mr. Ellis joined Bain in 1993 from a Silicon Valley technology consulting firm he co-founded in 1989. He serves on the boards of The Charles Schwab Corporation, Everfi, Evolution Media, DreamBox Learning, Affinity Group, and The Bridgespan Group. Mr. Ellis received a BA with honors in Economics and History from the University of California at Berkeley and an MBA from the Stanford Graduate School of Business.
Mr. Ellis will not be entitled to compensation for his service as a member of the Board for so long as he is a partner, member, director, officer, or employee of TPG Growth II Management, LLC (or any other entity which, directly or indirectly, through one or more intermediaries, is controlled by or under common control with such entity, whether by contract, equity ownership or otherwise). The Company expects to enter into the Company’s standard form of indemnification agreement with Mr. Ellis.
Mr. Ellis was designated as a nominee to the Board by TPG elf Holdings, L.P. (“TPG”) pursuant to its rights under the Second Amended and Restated Stockholders Agreement (the “Stockholders Agreement”), dated March 3, 2017. Under the Stockholders Agreement, TPG has the right to designate three nominees for election to the Board if it holds 30% or more of the Company’s common stock, two nominees for election to the Board if it holds 20% or more but less than 30% of the Company’s common stock, and one nominee if it holds 5% or more but less than 20% of the Company’s common stock. TPG also has the right to fill vacancies on the Board created by reason of death, removal or resignation of directors nominated by TPG. TPG held approximately 28% of the Company’s common stock as of March 14, 2019, and Mr. McGlashan was previously designated as a nominee to the Board by TPG. Mr. Ellis and Maureen C. Watson are the two directors that were designated by TPG pursuant to the terms of the Stockholders Agreement.
There are no family relationships between Mr. Ellis and any director or executive officer of the Company, or any person chosen by the Company to become a director or executive officer. There are no related party transactions of the kind described in Item 404(a) of Regulation S-K in which Mr. Ellis had or will have a direct or indirect material interest.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

e.l.f. Beauty, Inc.

Date: March 14, 2019	By:	/s/ Scott K. Milsten
Scott K. Milsten
Senior Vice President and General Counsel